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Exhibit 99.(a)(1)(C)

WITHDRAWAL FORM

        PLEASE NOTE: IF YOU WISH TO WITHDRAW A PREVIOUSLY SUBMITTED ELECTION TO PARTICIPATE IN THE OFFER TO EXCHANGE DESCRIBED BELOW, YOU MUST RETURN THIS FORM TO ACCELRYS, INC. BY FACSIMILE (FAX # (858) 799-5105) OR BY HAND DELIVERY TO THE COMPANY'S OFFICES AT 10188 TELESIS COURT, SUITE 100, SAN DIEGO, CALIFORNIA 92121 ATTN: SUE SPEED. WITHDRAWAL FORMS MUST BE RECEIVED BY SUE SPEED PRIOR TO 5:00 p.m., U.S. PACIFIC TIME, AUGUST 25, 2006 (OR THE APPLICABLE LATER EXPIRATION DATE IF THE COMPANY EXTENDS THE OFFER TO EXCHANGE). UNDER NO CIRCUMSTANCES WILL THE COMPANY ACCEPT WITHDRAWAL FORMS RETURNED AFTER SUCH DATE AND TIME.

To Accelrys, Inc.:

        After receiving and reviewing the Offer to Exchange Outstanding Options to Purchase Shares of Common Stock Having an Exercise Price of Greater Than $9.00 Per Share for Restricted Stock Units, dated July 28, 2006 (the "Offer to Exchange") relating to the offer by Accelrys, Inc. (the "Company") to exchange options to purchase shares of the Company's common stock having an exercise price of greater than $9.00 per share ("Eligible Options") for restricted stock units of the Company ("RSUs") in accordance with the terms and conditions of the Offer to Exchange, I previously submitted to the Company a signed election form indicating my election to tender certain specifically identified Eligible Options in the Offer to Exchange. I now wish to withdraw that election and to reject the Offer to Exchange with respect to the following Eligible Options:

Grant Date	Exercise Price	Current Number of Shares Outstanding	Total Number of RSUs that were to be Issued

        By signing and returning this form to the Company in accordance with the terms and conditions of the Offer to Exchange, I hereby withdraw my previous election and reject the Offer to Exchange with respect to the Eligible Options specifically identified above.

        I understand and agree that, unless I subsequently submit a new election form indicating my election to tender any or all of the Eligible Options specifically identified above in the Offer to Exchange prior to 5:00 p.m., U.S. Pacific Time on August 25, 2006 (or a later expiration date if the Company extends the Offer to Exchange), my rejection of the Offer to Exchange with respect to such Eligible Options will be irrevocable and each such Eligible Option will remain outstanding and continue to be governed by the applicable plan or arrangement pursuant to which such Eligible Option was originally granted to me by the Company.

        The withdrawal of my previous election and my rejection of the Offer to Exchange with respect to the Eligible Options specifically identified above is completely voluntary and at my own discretion, and I am willing to bear all risks associated with my rejection of the opportunity to exchange such Eligible Options for RSUs. Without limiting the generality of the foregoing, I specifically acknowledge and agree that in no event shall the Company be liable for any costs, taxes, loss or damage that I may incur as a direct or indirect result of the withdrawal of my previous election and my rejection of the Offer to Exchange with respect to the Eligible Options specifically identified above.

Signature of Participant	Accelrys, Inc. Employee ID# (SS# or National ID #)
Name of Participant (please print)	E-mail Address	Date

First Name    Last Name
Country

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WITHDRAWAL FORM